Exhibit 23.1

广东宝臻会计师事务所（普通合伙）

Ste.2701, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

广东省广州市天河区珠江西路 21 号

粤海金融中心 2701室

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of D. Boral ARC Acquisition I Corp. on Form S-1 of our report dated April 28, 2025, with respect to our audit of the financial statements of D. Boral ARC Acquisition I Corp. as of March 31, 2025 and for the period from March 20, 2025 (inception date) through March 31, 2025 Statement of Operations appearing in Registration statements on Form S-1 of D. Boral ARC Acquisition I Corp. for the period ended March 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 28, 2025